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                                                                       EXHIBIT 5


July 7, 2000


Board of Directors
New Generation Holdings, Inc.
245 Park Avenue
New York, NY 10167

Gentlemen:

    It is our opinion that, under the General Corporation Law of the State of Delaware, the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement of New Generation Holdings, Inc. on Form SB-2 will, when sold, be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of such Registration Statement.

Very truly yours,

/s/ Westerman Shapiro Draghi & Miller, LLP